Exhibit 99.1

NEWS

2550 North Loop West, Suite 400

Houston, TX 77092

GOODMAN REPORTS 2006 FIRST QUARTER RESULTS

•	Net Sales increased 28.5%, to $380.7 million

•	Net income up $29.4 million

•	Adjusted EBITDA increased 32.1%, to $41.1 million

HOUSTON (April 26, 2006) — Goodman Global, Inc. (NYSE: GGL) today announced results for the quarter ended March 31, 2006.

The Company reported net sales of $380.7 million for the three months ended March 31, 2006, a 28.5% increase from net sales of $296.3 million for the comparable prior-year period.

For the first quarter of 2006, the Company generated net income of $8.4 million, compared to a loss of $21.0 million for the comparable period in 2005. Earnings per share available to Common Stock, after deducting the Preferred Stock dividends from Net Income, was $0.05 for the first quarter of 2006 and a loss of $0.55 in the prior year. Net income in the first quarter of 2005 included a $24.4 million, net of tax, non-recurring, non-cash, inventory-related charge required by purchase accounting as a result of the Transaction. (See section entitled “The Transaction.”) Excluding the effect of this charge, net income for the first quarter of 2005 would have been $3.4 million. Compared to this adjusted net income figure for first-quarter 2005, first-quarter 2006 net income increased 148.6%.

For the first quarter of 2006, the Company reported EBITDA of $40.6 million. After adjusting for the inventory-related charge and monitoring fees associated with the Transaction, Adjusted EBITDA for the first quarter of 2006 increased 32.1%, compared to Adjusted EBITDA for the first quarter of 2005. (See section entitled “Non-GAAP Financial Measures” for definitions of EBITDA and Adjusted EBITDA.) Management believes that presenting these non-GAAP measures is important to enable investors to better understand the Company’s underlying operational and financial performance and to facilitate comparison of results between periods.

“Thanks to the hard work and commitment of our valued customers and employees, we had an outstanding first quarter. We were able to sustain the momentum we experienced throughout 2005 into the first quarter of 2006,” said Charles A. Carroll, President and Chief Executive Officer for Goodman. “We benefited from favorable industry conditions, including the transition to 13 SEER; our continuing dealer recruitment efforts and the expansion of our independent and Company-operated distribution networks. Through outstanding teamwork among our sales, logistics, and manufacturing organizations, we were able to post strong results across all our product categories,” added Carroll.

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

“We continued to capitalize on the strong demand for cooling equipment by being at the forefront of the shift to a 13 SEER minimum with an attractive, well engineered, and cost-effective line of products. We are on schedule with our new split-system and package unit product introductions and are looking forward to the ongoing benefits of cost and production efficiencies that we will realize as a result of the implementation of these new platforms. Also, we completed the expansion of our Houston Logistics Center in February, essentially doubling its capacity and enhancing its capability to meet the distribution needs of our new products and growing business.

Carroll continued, “We grew our sales base, and we leveraged our net sales growth at both the Gross Margin and SG&A levels. Ongoing process improvements, effective cost management and a favorable product mix more than offset the impact of increased logistics costs and escalating commodity prices. We believe continuing productivity improvements, procurement savings and the benefit of a recently implemented price increase should further help offset rising costs as 2006 progresses.

“We are proud of what we have been able to achieve – continued growth in sales and a strong operating performance – and believe that the stage has been set for a successful 2006. The ongoing conversion to 13 SEER, a recent price increase, our productivity initiatives and procurement actions should give an increasing lift to our performance this year and next. We are on track to achieve an EBITDA range for the year of approximately $225 million to $235 million.

“We recently initiated a new era for the Company with a very successful public offering of Common Stock in early April, giving us added financial flexibility to strengthen our business and grow as a leading manufacturer in the HVAC industry,” concluded Carroll.

Results of Operations

Net sales for the first quarter of 2006 were $380.7 million, a 28.5% increase over the comparable period in 2005. The Company benefited from both increased sales volumes and a shift in product mix toward higher-margin, higher-efficiency equipment as the industry began making the transition to a federally mandated 13 SEER minimum efficiency level, which went into effect on January 23, 2006. The Company also benefited from the additions to the Company-operated distribution network made during 2004 and 2005, as well as sales from three new locations opened during the first quarter of 2006.

Gross profit in the first quarter of 2006 was $86.1 million, or 22.6% of net sales, compared to $28.4 million, or 9.6% of net sales, for the same quarter of 2005. First-quarter 2005 gross profit was impacted by the $39.6 million non-recurring, non-cash inventory-related charge resulting from the Transaction and a $2.0 million gain on commodity derivatives. Excluding the effect of these items, gross profit in the first quarter of 2005 would have been $66.0 million, or 22.3% of net sales. Compared to the prior year, gross profit as a percentage of net sales increased, as we benefited from higher production volumes and the 13 SEER shift.

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

Selling, general and administrative expenses (“SG&A”) for the first quarter of 2006 were $45.7 million, or 12.0% of net sales, compared to $37.5 million, or 12.6% of net sales for the comparable period in 2005. As sales have increased, the Company has continued to leverage SG&A. The benefit of higher net sales was partially offset by additional support costs associated with the Company’s expanding infrastructure, including resources for opening and operating new Company-operated distribution locations.

EBITDA for the first quarter of 2006 was $40.6 million. Compared to Adjusted EBITDA for the first quarter of 2005, Adjusted EBITDA for the first quarter of 2006 increased 32.1%.

Depreciation and amortization expense for the first quarter of 2006 was $7.5 million, compared to $6.6 million for the first quarter of 2005. This increase was due to the depreciation of equipment purchased as the Company transitioned to the federally mandated 13 SEER minimum efficiency and capacity expansion at the Company’s plants.

Interest expense for the first quarter of 2006 was $19.7 million, compared to $18.1 million for the first quarter of 2005. This increase was due to higher average revolving credit facility borrowings and higher interest rates. The Company recently renegotiated the pricing of its term debt facility, reducing the interest rate structure by 50 basis points, to LIBOR plus 175 basis points.

The Company recorded a $4.9 million provision for income taxes in the first quarter of 2006, compared to a $12.8 million income tax benefit in the first quarter of 2005. The increase in tax provision versus a year ago is due to increased pre-tax income generated in the first quarter of 2006, as well as the effect in the first quarter of 2005 of $15.2 million in income tax benefits resulting from the inventory step-up associated with the Transaction. The first quarter 2006 provision for income taxes was at a 37.0% rate, compared to a 38.5% rate in 2005. As a result of the Transaction, the Company expects to realize annual tax deductions of approximately $60 million, substantially reducing cash tax payments for the next 14 years.

Net income was $8.4 million for the first quarter of 2006, compared to a loss of $21.0 million for the first quarter of 2005. The first quarter of 2005 was impacted by a $24.4 million, net of tax, non-recurring, non-cash inventory-related charge. Excluding this expense, net income in the first quarter of 2005 was $3.4 million. Compared to this adjusted net income figure for first-quarter 2005, first-quarter 2006 net income increased 148.6%.

Fully diluted earnings per share for the first quarter of 2006 was $0.05, compared to a loss of $0.55 for the first quarter of 2005. In computing the per share amounts, net income was reduced by the amount of the Preferred Stock dividends and the result divided by the average fully diluted shares outstanding for the period. Average fully diluted shares used in the calculations were 49.6 million and 47.8 million for the first quarter of 2006 and 2005, respectively.

On April 11, 2006, the Company completed the initial public offering of the Common Stock of Goodman Global, Inc. The Company offered approximately 20.9 million shares, and selling shareholders sold an additional 6.1 million shares, including the exercise of the “greenshoe”. Goodman Global received proceeds of approximately $354.5 million after underwriting discounts and before expenses. The proceeds were used to redeem all of the outstanding Series

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

A Preferred Stock, including accrued dividends, pay Apollo for termination of the monitoring fee and redeem a portion of the floating rate notes. As a result of the IPO, average fully diluted shares outstanding for 2006 are expected to be approximately 67.5 million.

First-Quarter 2006 Conference Call

Management will host its first-quarter 2006 earnings conference call on Wednesday, April 26, at 11:30 a.m. Eastern Daylight Time. The toll-free number for the April 26 call for participants from within the U.S. and Canada is 1-888-566-5776, and the password for the call is “GOODMAN.” Callers from all other countries may participate by dialing 01-210-234-0012 and using the password “GOODMAN.” A replay of the call will be available one hour after the conclusion of the call until 11:59 p.m. EDT on May 10, 2006 by dialing 1-866-408-8466 (from within the U.S. or Canada) or 01-203-369-0638 (all other countries). This earnings release, including the financial information, is available on the Company’s website at www.goodmanglobal.com.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, Goodman also discloses EBITDA and Adjusted EBITDA, both of which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP; as an indicator of Goodman’s operating performance; as an alternative to cash flows from operating activities, determined in accordance with GAAP; or as a measure of liquidity.

EBITDA, or earnings before interest, taxes, and depreciation and amortization, is calculated as net income plus interest, taxes, depreciation and amortization. EBITDA is commonly used in the financial community, and Goodman presents EBITDA to enhance your understanding of its operating performance. Goodman uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Goodman believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, and Goodman’s EBITDA may not be comparable to similarly titled measures of other companies.

The Company’s credit agreement and bond indentures have certain covenants that use ratios utilizing a measure called Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all.

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net income. Included in this release are a reconciliation of net income to EBITDA and a reconciliation of EBITDA to Adjusted EBITDA for 2006 results compared to 2005 results.

The Transaction

On December 23, 2004, the Company was acquired under an Asset Purchase Agreement by an affiliate of Apollo Management, L.P., Company senior management and certain trusts associated with members of the Goodman family (“Transaction”).

About Goodman

Houston-based Goodman is the second-largest domestic unit manufacturer of heating, ventilation and air conditioning products for residential and light-commercial use. Goodman’s products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names, and are sold through company-operated and independent distribution networks with more than 700 total distribution points throughout North America. For more information about Goodman Global, Inc., visit www.goodmanglobal.com.

Investor Relations Contact

Richard J. Bajenski

Vice President, Investor Relations

713-263-5059

richard.bajenski@goodmanmfg.com

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Goodman that are based on the beliefs of Goodman’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “plans,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. Such statements reflect the current views of Goodman’s management with respect to, among other things, the Company’s operations and results of operations regarding the HVAC industry, economy, interest rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, market acceptance of price increases, national and regional trends, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, competition within its market, availability of alternative HVAC products, its level of indebtedness, costs of environmental compliance, increase in capital expenditure requirements, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

Amana® is a trademark of Maytag Corporation and is used under license to Goodman Company, L.P. All rights reserved.

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

GOODMAN GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands, except share and per share amounts)
Sales, net	$380,688	$296,307

Cost of goods sold	294,636	267,900
Selling, general and administrative expenses	45,659	37,457
Depreciation and amortization expense	7,453	6,644

Operating income (loss)	32,940	(15,694)
Interest expense, net	19,741	18,134
Other income, net	(157)	(80)

Income (loss) before income taxes	13,356	(33,748)
Provision for (benefit from) income taxes	4,942	(12,788)

Net income (loss)	$8,414	$(20,960)

Net income (loss) available to common stock	$2,522	$(26,305)

Net income (loss) per share, diluted	$0.05	$(0.55)

Average outstanding common shares, diluted	49,624,273	47,850,928

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

RECONCILIATION OF NET INCOME TO EBITDA (*) AND ADJUSTED EBITDA (*)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Net income (loss)	$8,414	$(20,960)
Add:
Interest expense, net	19,741	18,134
Provision for (benefit from) income taxes	4,942	(12,788)
Depreciation and amortization expense	7,453	6,644

EBITDA	$40,550	$(8,970)

Add:
Inventory valuation step-up	—	39,586
Monitoring fees	552	500

Adjusted EBITDA	$41,102	$31,116

(*)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. For more information regarding EBITDA and non-GAAP financial measures, generally, see “Non-GAAP Financial Measures.”

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GOODMAN REPORTS 2006 FIRST-QUARTER RESULTS

April 26, 2006

GOODMAN GLOBAL, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

Period Ended March 31, 2006
(in thousands)
Cash and Cash Equivalents	$9,063
Accounts Receivable, net	218,621
Inventory	369,294
Accounts Payable	160,514
Accrued Liabilities	168,392
Total Debt	994,500

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